Exhibit 99.1

NORDIC CAPITAL FUND VII AND AVISTA CAPITAL PARTNERS AGREE TO ACQUIRE CONVATEC BUSINESS FOR APPROXIMATELY $4.1 BILLION

(NEW YORK, May 2, 2008) – Bristol-Myers Squibb Company (NYSE:BMY) announced today it has signed a definitive agreement to sell its ConvaTec business unit to Nordic Capital Fund VII (“Nordic Capital”) and Avista Capital Partners (“Avista”) for approximately $4.1 billion subject to adjustments based on ConvaTec’s audited 2007 financial statements and closing working capital. ConvaTec is a world leader in the development and marketing of innovative wound therapeutics and ostomy care products.

“In December 2007, we announced our evolution into the leading next-generation BioPharma company and that as part of the transformation we would undergo a thorough strategic review of our non-pharmaceutical assets,” said James M. Cornelius, chairman and chief executive officer, Bristol-Myers Squibb Company. “Since then, we have announced the sale of Medical Imaging, the proposed carve-out initial public offering of Mead Johnson and the sale of ConvaTec.

“These decisions support our next-generation BioPharma strategy. We will now have additional financial resources to expedite that strategy as we continue to work to help patients prevail over serious diseases.”

Dave Johnson, who will remain the CEO of ConvaTec, said, “I am excited to partner with Nordic Capital and Avista Capital Partners as we transition ConvaTec to a stand-alone company. Both firms have a proven track record of success in the healthcare industry. They are passionate believers in ConvaTec’s future growth and will be strong supporters of the ConvaTec business. Their deep experience in guiding strategy and backing companies will help take ConvaTec to the next level of success as an independent company.”

The transaction is subject to customary regulatory approvals and delivery of ConvaTec’s audited 2007 financial statements. The closing is anticipated in the third quarter of 2008.

Nordic Capital and funds associated with Avista have severally guaranteed the obligations of the newly formed purchaser under the purchase agreement. The purchaser has entered into a fully committed loan agreement which provides for funding by the lenders with no material conditions other than the conditions under the purchase agreement and customary conditions relating to the delivery of closing documents and financial information as well as conditions related to the status of the purchaser.

Citigroup Global Markets Inc. and Morgan Stanley & Company Inc. served as financial advisors for Bristol-Myers Squibb and Cravath, Swaine & Moore, LLP, served as legal counsel for the company.

Bear, Stearns International Limited acted as financial advisor for Nordic Capital and Avista Capital Partners and White & Case, LLP, served as legal counsel to Nordic Capital and Avista.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to extend and enhance human life. For more information visit www.bms.com

About ConvaTec

For nearly 30 years, ConvaTec has been a pioneer in developing and marketing innovative wound therapeutics and ostomy care products that have helped improve the lives of millions of people worldwide. Today, ConvaTec continues to be at the forefront of the movement to change the way health care professionals are managing chronic and acute wounds, emphasizing the principles of advanced wound healing and evidence-based medicine. From its headquarters in Skillman, New Jersey, the company oversees more than 3,400 employees in 91 countries serving patients and their healthcare professionals on six continents. For more information, please visit www.convatec.com.

About Nordic Capital

Nordic Capital is a group of private equity funds creating value in its investments through committed ownership and by targeting strategic development and operational improvements. Founded in 1989, Nordic Capital was one of the private equity pioneers in northern Europe and has invested in a large number of companies operating in different sectors. For more information, please visit www.nordiccapital.com

About Avista Capital Partners

Founded in 2005, Avista Capital Partners is a leading private equity firm with offices in New York, NY and Houston, TX. Avista’s strategy is to make controlling or influential minority investments primarily in growth-oriented energy, healthcare and media companies. Through its team of seasoned investment professionals and industry experts, Avista seeks to partner with exceptional management teams to invest in and add value to well-positioned businesses. For more information, visit www.avistacap.com.

Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. No forward-looking statement can be guaranteed. Forward-looking statements in this press release should be evaluated together with the many risks and uncertainties that affect Bristol-Myers Squibb’s business, including those identified in Bristol-Myers Squibb’s Annual Report on Form 10-K for the year ended December 31, 2007, particularly under “Item 1A. Risk Factors.” Bristol- Myers Squibb undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts

For Bristol-Myers Squibb: Brian Henry, 609-252-3337, Communications, Pete Paradossi, 812-429-7413, Communications, John Elicker, 212-546-3775, Investor Relations, or Suketu Desai, 609-252-5796, Investor Relations.

For Nordic Capital: Maria Grimberg, maria.grimberg@jklgroup.com; Anders Lindberg, anders.lindberg@jklgroup.com

For Avista Capital Partners: Diana Postemsky, Kekst and Company, 212-521-4805